Exhibit 4.2

AMENDMENT NO. 1 TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT, is made as of November 26, 2012 (the “Amendment”), by and between Ralcorp Holdings, Inc., a Missouri corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are party to that certain Shareholder Protection Rights Agreement, dated as of May 4, 2011 (the “Rights Agreement”), pursuant to which the Company distributed one Right for each share of Common Stock outstanding at the Close of Business on the Record Date, other than shares of Common Stock held in the Company’s treasury on such date, and authorized the issuance of one Right in respect of each share of Common Stock issued between the Record Date (whether originally issued or issued from the Company’s treasury) and the Distribution Date, each Right initially representing the right to purchase one one-ten thousandth of Preferred Stock;

WHEREAS, Section 27 of the Rights Agreement provides that the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates in any manner which the Company may deem necessary or desirable;

WHEREAS, the Board of Directors has approved the execution, delivery and performance by the Company of, and the consummation of the transactions contemplated by, that certain Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, ConAgra Foods, Inc., a Delaware corporation (“Parent”), and Phoenix Acquisition Sub Inc., a Missouri corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and, for purposes of giving the Prior Written Approval of the Company, by action of at least a majority of the members of the Board of Directors in office, has expressly approved the execution, delivery and performance of the Merger Agreement and the announcement and consummation of the transactions contemplated thereby, including the Merger (as defined in the Merger Agreement), pursuant to which Parent shall become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock of the Company;

                        WHEREAS, following said express approval by the Board of Directors, the Company desires hereby to give the Prior Written Approval of the Company in order to render the Rights Agreement inapplicable to the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and, in connection therewith, the Board of Directors has determined that it is desirable to amend the Rights Agreement as provided herein; and

                        WHEREAS, the officer of the Company executing this Amendment is duly authorized to execute this Amendment on behalf of the Company and thereby give such Prior Written Approval of the Company.

                        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Merger Agreement, the parties hereby agree as follows:

1.                  Prior Written Approval of the Company.  For purposes of the definition of “Acquiring Person” contained in the Rights Agreement, the Company hereby gives its express written consent to the execution, delivery and performance of the Merger Agreement and the announcement and consummation of the transactions contemplated thereby, including the Merger, pursuant to which Parent shall become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock of the Company.

2.                  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate alphabetical locations:

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 26, 2012, by and among the Company, Parent and Merger Subsidiary, as it may be amended or supplemented from time to time.

“Merger Subsidiary” shall mean Phoenix Acquisition Sub Inc., a Missouri corporation and a wholly owned subsidiary of Parent.

“Parent” shall mean ConAgra Foods, Inc., a Delaware corporation.

3.                  Amendment to Definition of “Acquiring Person”.  The definition of “Acquiring Person“ in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

Insofar as the Prior Written Approval of the Company has been given to the execution, delivery and performance of the Merger Agreement and the announcement and consummation of the transactions contemplated thereby, including the Merger, pursuant to which Parent shall become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock of the Company (the “Express Prior Written Merger Approval”), none of Parent, Merger Subsidiary nor any of their respective Affiliates or Associates is, nor shall any of them be deemed to be, an “Acquiring Person” as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby, it being the purpose of the Company that neither the execution of the Merger Agreement by any of the parties thereto (including any amendment or supplement to the Merger Agreement) nor the consummation of the transactions contemplated thereby in accordance with the terms thereof shall in any respect give rise to any provision of this Agreement becoming effective.

4.                  Amendment to Definition of “Distribution Date”.  The definition of “Distribution Date” in Section 3(a) of the Rights Agreement is hereby amended and supplemented to add the following after the words “Record Date” at the end of the parenthetical in the first sentence of such section:

; provided, further, that insofar as the Company has given the Express Prior Written Merger Approval, the Distribution Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby

5.                  Amendment to Definition of “Stock Acquisition Date.”  The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

Insofar as the Company has given the Express Prior Written Merger Approval, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.

6.                  Amendment to Section 7(a).  The last sentence of Section 7(a) of the Rights Agreement is hereby amended by deleting “May 4, 2014” and replacing it with the following:

the earlier of May 4, 2014 and immediately prior to the Effective Time (as defined in the Merger Agreement),

7.                  Amendment to Section 11(b). Section 11(b) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

Insofar as the Company has given the Express Prior Written Merger Approval, no Section 11(b) Event shall be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.

8.                  Amendment to Section 13(a).  Section 13(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

Insofar as the Company has given the Express Prior Written Merger Approval, the provisions of this Section 13(a) shall be deemed not to apply to the Merger and, for purposes of the definition of “Section 13 Event” herein, the Merger shall not be deemed to be an event described in clauses (x), (y) or (z) of Section 13(a).

9.                  Amendment to Section 30.  Section 30 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.

10.              Amendment to Add Section 36.  The Rights Agreement is hereby amended by adding a new Section 36 at the end thereof:

Section 36. Treatment of Rights at the Effective Time. Any provision to the contrary in this Agreement notwithstanding, all Rights will expire in their entirety immediately prior to the Effective Time (as defined in the Merger Agreement) without any payment to be made in respect thereof.

11.              Governing Law.  Section 32 (Governing Law) of the Rights Agreement shall apply to this Amendment mutatis mutandis.

12.              Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

13.              Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

14.              Effectiveness.  This Amendment is effective as of immediately prior to the execution and delivery of the Merger Agreement by each of the parties thereto; provided, however, that if the Merger Agreement is terminated for any reason, this Amendment shall no longer be applicable or of any further force and effect and the Rights Agreement shall thereafter be the same as it existed immediately prior to execution of this Amendment.  The Company agrees to inform the Rights Agent promptly upon this Amendment becoming effective or in the event it ceases to be applicable or of any further force and effect.  Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

[Signature Page Follows]

                        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

RALCORP HOLDINGS, INC.

By:	/s/ G.A. Billhartz

Name:	G.A. Billhartz

Title:	Corporate Vice President, General Counsel & Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia

Name:	Dennis V. Moccia

Title:	Manager, Contract Administration

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